News Release

For:	Methode Electronics, Inc.	Contact:	Joey Iske
	7401 West Wilson Avenue		Director of Investor Relations
	Chicago, IL 60706		708-457-4060

jiske@methode.com

Methode Electronics, Inc. Announces Fourth Quarter and
Fiscal 2008 Year-End Results

Chicago, IL – July 17, 2008 – Methode Electronics, Inc. (NYSE: MEI), a global manufacturer of electronic component and subsystem devices, today announced its fourth quarter and fiscal 2008 year-end results for the period ended May 3, 2008. Due to the timing of Methode’s fiscal calendar, the fiscal year ended May 3, 2008 represents 53 weeks of results and the fiscal year ended April 28, 2007 represents 52 weeks of results.

For the fiscal 2008 fourth quarter, Methode reported net sales of $154.4 million, and net income of $12.9 million, or $0.35 per share. This compares with fiscal 2007 fourth quarter net sales of $130.9 million, and net income of $12.1 million, or $0.34 per share. Net sales increased $23.5 million in the fourth quarter of fiscal 2008. This increase was primarily driven by North American automotive price increases of $10.4 million on previously marginally profitable and unprofitable products, which Methode had decided to exit at the expiration of its manufacturing commitment. At the request of the customer, Methode agreed to continue producing at higher prices until the customer is able to transfer the products to other suppliers. Methode currently expects to discontinue producing these products during fiscal 2009. Translating foreign sales using a weaker U.S. dollar contributed $4.0 million to the fourth quarter sales growth. Methode also benefited from organic growth from its European and Asian operations.

The fourth quarter of fiscal 2008 includes a $4.7 million, $2.8 million after tax or $0.08 per share, charge relating to the restructuring of our U.S. based automotive operations and the decision to discontinue producing certain legacy electronic interconnect products. Last year’s fourth quarter included a $0.2 million charge related to the closure of the Scotland automotive facility.

Cost of products sold was $115.1 million in the fourth quarter of fiscal 2008 compared to $101.4 million in the fourth quarter of fiscal 2007. The increase is primarily due to higher sales. As a percentage of net sales, cost of products sold was 74.6 percent in the fourth quarter of fiscal 2008, compared to 77.4 percent in the fiscal 2007 fourth quarter. The margins improved primarily due to the above-mentioned North American automotive price increases.

Selling and administrative expense was $16.0 million in the fourth quarter of fiscal 2008 compared to $13.4 million in the fourth quarter of fiscal 2007. The increase is primarily related to the TouchSensor and Value Engineered Products (VEP) acquisitions. Selling and administrative expense as a percentage of net sales was 10.4 percent in the fourth quarter of fiscal 2008 compared to 10.2 percent in the fourth quarter of fiscal 2007. Methode’s fiscal 2008 fourth quarter effective tax rate was 17.5 percent compared to 18.2 percent in the fourth quarter of fiscal 2007. This primarily reflects higher earnings in lower tax rate jurisdictions in Malta and China, and the recognition of tax credit utilization in Malta.

For the 2008 fiscal year, Methode reported net sales of $551.1 million and net income of $39.8 million, or $1.07 per share, compared to the 2007 fiscal year with net sales of $448.4 million and net income of $26.1 million, or $0.72 per share. The $102.7 million increase in net sales is in part attributable to the TouchSensor and VEP acquisitions. Automotive sales were positively impacted by the afore-mentioned price increases by $20.7 million. Translating foreign sales using a weaker U.S. dollar contributed $10.5 million to the fiscal 2008 sales growth. Fiscal year 2008 sales also benefited from organic growth from Methode’s European and Asian operations.

Fiscal 2008 includes a $5.2 million, $3.1 million after tax or $0.08 per share, charge relating to the restructuring of our U.S. based automotive operations and the decision to discontinue producing certain legacy electronic interconnect products. Fiscal 2007 included a $2.0 million, both before and after tax or $0.06 per share, charge related to the closing of the Scotland automotive facility.

Cost of products sold increased $68.5 million, or 19.0 percent, to $428.4 million for fiscal 2008 compared to $359.9 million for fiscal 2007. The increase is primarily due to higher sales. Consolidated cost of products sold, as a percentage of net sales, was 77.7 percent for fiscal 2008 compared to 80.3 percent for fiscal 2007. This is primarily due to the North American automotive price increases previously discussed.

Selling and administrative expenses increased $11.3 million, or 22.5 percent, to $61.5 million for fiscal 2008 compared to $50.2 million for fiscal 2007. Selling and administrative expenses, as a percentage of net sales, were 11.2 percent for both fiscal 2008 and 2007. Of the $11.3 million increase, $3.3 million relates to the TouchSensor and VEP businesses. The majority of the additional expense relates to additional global support staff, increased long-term incentive compensation primarily due to higher amortizable share prices, increased research and development, and higher professional fees. Methode’s fiscal 2008 effective tax rate was 19.7 percent compared to 27.4 percent in fiscal 2007. This primarily reflects higher earnings in lower tax rate jurisdictions in Malta and China, and the recognition of tax credit utilization in Malta.

Commenting on the year’s results, Donald W. Duda, President and Chief Executive Officer, said, “Methode passed a significant milestone in the 2008 fiscal year. For the first time in the Company’s 62-year history, sales topped the half billion-dollar mark. During what some believe was one of the most difficult economic years in decades, Methode performed commendably. We have further transitioned away from many unprofitable and low profit legacy products, restructured our Automotive and Interconnect segments to improve profitability, and acquired new businesses to further expand our Power Product offerings.”

“While we do not believe the United States economic turmoil is behind us, we do have confidence that Methode has made great strides to position itself as a global manufacturer of user-interfaces, sensors, switches, controls and power solutions. We believe our ability to manufacture products worldwide, at automotive quality standards, will enable Methode to serve the needs of our growing multinational customer base.”

Business Outlook

Methode will be geographically expanding its global footprint in fiscal 2009 as its Power Products segment plans to establish a facility in Northern Africa. We expect this to enable the Power Products segment to further penetrate the European market. In addition, during fiscal 2008, Methode acquired Value Engineered Products and Tribotek, both included in the Power Products segment. These acquisitions provide Methode with thermal management and high-power interconnect products, allowing the Power Products segment to offer more complete power solutions to the market.

As the Interconnect segment transitions away from lower margin legacy products, new products, such as, TouchSensor’s field-effect user-interface panels, are expected to penetrate industrial, automotive and other transportation markets. These products are also being introduced into the European appliance market. In addition, other Methode technologies, such as, specialty inks and carbon fiber, will be targeting markets that include defense, security, and medical devices and equipment markets.

In the Automotive segment, Methode anticipates continued declines in production volumes from the Detroit 3, to significantly offset the expected growth from our Asian and European operations. Overall, Automotive segment sales in fiscal 2009 are expected to decrease compared to fiscal 2008. In addition, higher raw material prices, higher oil prices, currency fluctuations and consumer confidence will affect the Automotive segment.

Because of the difficult economic market, and in particular, the unpredictable sales of the Company’s largest automotive customers, Methode is discontinuing its practice of providing sales and earnings per share guidance.

Conference Call

As previously announced, the Company will conduct a conference call led by its Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, on July 17, 2008 at 10:00 a.m. Central Time. You may participate on the conference call by dialing 1-877-407-8031 for domestic callers or 201-689-8031 for international callers. Methode also invites you to listen to the webcast of this call by visiting the Company’s website at www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. For those who cannot listen to the live broadcast, a replay, as well as an MP3 download will be available shortly after the call. A replay of the call will be available for seven days, by dialing 877-660-6853 for domestic callers or 201-612-7415 for international callers, both using playback account number 286 and conference ID number 288989.

About Methode Electronics

Methode Electronics, Inc. (NYSE: MEI) is a global manufacturer of component and subsystem devices with manufacturing, design and testing facilities in the United States, Malta, Mexico, United Kingdom, Germany, Czech Republic, China and Singapore. We design, manufacture and market devices employing electrical, electronic, wireless, sensing and optical technologies to control and convey signals through sensors, user-interfaces, interconnections and controls. We manage our business on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found at Methode’s website at www.methode.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection, provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode’s expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode’s filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers within the automotive industry; (2) rising oil prices could affect our automotive customers future results; (3) the seasonal and cyclical nature of some of our businesses (4) dependence on the automotive industry; (5) dependence on the appliance, computer and communications industries; (6) intense pricing pressures in the automotive industry; (7) increases in raw materials prices; and (8) customary risks related to conducting global operations.

Methode Electronics, Inc.
Financial Highlights
(In thousands, except per share data, unaudited)
	Three Months Ended
	May 3,	April 28,
	2008	2007
Net sales	$154,360	$130,928
Other income	893	576
Cost of products sold	115,088	101,377
Restructuring	4,709	166
Selling and administrative expenses	15,999	13,365
Impairment of assets	1,472	377
Amortization of intangibles	1,786	1,586
Income from operations	16,199	14,633
Interest, net	625	650
Other, net	(1,166)	(459)
Income before income taxes	15,658	14,824
Income taxes	2,739	2,692
Net income	12,919	12,132
Basic earnings per common share	$0.35	$0.34
Diluted earnings per common share	$0.34	$0.33
Average Number of Common Shares Outstanding:
Basic	37,108	36,459
Diluted	37,365	36,916

Methode Electronics, Inc.
Financial Highlights
(In thousands, except per share data, unaudited)

	Fiscal Year Ended
	May 3,	April 28,
	2008	2007
Net sales	$551,073	$448,427
Other income	1,879	1,596
Cost of products sold	428,355	359,914
Restructuring	5,159	2,027
Selling and administrative expenses	61,550	50,182
Impairment of assets	1,472	377
Amortization of intangibles	6,013	4,708
Income from operations	50,403	32,815
Interest, net	2,324	3,428
Other, net	(3,250)	(468)
Income before income taxes and
cumulative effect of accounting change	49,477	35,775
Income taxes	9,723	9,792
Income before cumulative effect of accounting change	39,754	25,983
Cumulative effect of accounting change	—	101
Net income	39,754	26,084
Basic earnings per common share	$1.07	$0.72
Diluted earnings per common share	$1.06	$0.71
Average Number of Common Shares Outstanding:
Basic	37,069	36,328
Diluted	37,493	36,643

Methode Electronics, Inc.
Financial Highlights
(In thousands, except per share data, unaudited)
Summary Balance Sheets
	May 3,	April 28,
	2008	2007
Cash	$104,716	$60,091
Accounts receivable — net	85,805	79,180
Inventories	55,949	54,479
Other current assets	14,758	15,691

Total Current Assets	261,228	209,441
Property, plant and equipment — net	90,280	86,857
Goodwill	54,476	51,520
Intangible assets — net	41,282	43,680
Other assets	23,365	20,242

Total Assets	$470,631	$411,740

Accounts payable	$42,810	$41,041
Other current liabilities	34,313	31,420

Total Current Liabilities	77,123	72,461
Other liabilities	20,723	15,070
Shareholders’ equity	372,785	324,209

Total Liabilities and Shareholders’ Equity	$470,631	$411,740

Methode Electronics, Inc.
Financial Highlights
Summary Statements of Cash Flows
(In thousands, unaudited)
	Fiscal Year Ended
	May 3,	April 28,
	2008	2007
Operating Activities:
Net income	$39,754	$26,084
Provision for depreciation	22,146	18,915
Amortization of intangibles	6,013	4,708
Impairment of assets	1,472	377
Amortization of stock awards and stock options	3,359	2,897
Changes in operating assets and liabilities	8,803	1,754
Other	(2,544)	(131)

Net Cash Provided by Operating Activities	79,003	54,604
Investing Activities:
Purchases of property, plant and equipment	(20,018)	(10,667)
Proceeds from sale of building	960	800
Acquisitions of businesses	(9,647)	(63,168)
Joint venture dividend	(1,000)	—
Other	(852)	(1,020)

Net Cash Used in Investing Activities	(30,557)	(74,055)
Financing Activities:
Repurchase of common stock	(1,249)	(3,596)
Proceeds from exercise of stock options	1,298	7,208
Tax benefit from stock options and awards	383	1,175
Dividends	(7,575)	(7,472)

Net Cash Used in Financing Activities	(7,143)	(2,685)
Effect of foreign exchange rate changes on cash	3,322	581

Increase (Decrease) in Cash and Cash Equivalents	44,625	(21,555)
Cash and Cash Equivalents at Beginning of Period	60,091	81,646

Cash and Cash Equivalents at End of Period	$104,716	$60,091